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Exhibit 23.5

Consent of Bell, Boyd & Lloyd LLC

        We hereby consent to the reference to our opinion and the use of our name under the caption "Material U.S. Federal Income Tax Consequences" in the Prospectus Supplement dated September 10, 2004 to Prospectus dated May 16, 2000 forming a part of the Registration Statement on Form S-3 (Nos. 333-74981 and 333-74450) of Boise Cascade Corporation.

        In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued thereunder.

/s/ BELL, BOYD & LLOYD LLC
September 13, 2004
Chicago, Illinois

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Consent of Bell, Boyd & Lloyd LLC